Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is effective as of November 9, 2010 (the “Effective Date”) and is between Argo Group International Holdings, Ltd. a Bermuda company (the “Company”) and Jay S. Bullock (the “Employee”).

RECITALS:

WHEREAS, the Company desires to continue to employ the Employee as the Executive Vice President and Chief Financial Officer of the Company.

WHEREAS, the Employee desires to accept such continued employment as the Executive Vice President and Chief Financial Officer of the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby agree as follows:

1.	Term of Employment. The period of employment of the Employee by the Company under this Agreement (the “Employment Period”) shall be deemed to have commenced on the Effective Date, and shall terminate on March 15, 2014. The Employment Period may be sooner terminated in accordance with Section 6 of this Agreement.

2.	Duties. During his employment by the Company, the Employee shall perform such duties as shall from time to time be delegated or assigned to him by the Company. The Employee agrees to serve the Company in the position of Executive Vice President and Chief Financial Officer and to perform diligently and to the best of his abilities the duties and services pertaining to such office. The Employee’s employment shall also be subject to the policies maintained and established by the Company, if any, as the same may be amended from time to time. Unless otherwise agreed by the Company and the Employee, the Employee’s principal place of business with the Company shall be in Bermuda. The Employee acknowledges and agrees that the Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would injure the business, interests, or reputation of the Company or any of its Affiliates. In keeping with these duties, the Employee shall make full disclosure to the Board of Directors of all business opportunities pertaining to the business of the Company or its Affiliates and should not appropriate for the Employee’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company and its Affiliates.

3.	Compensation.

(a)	Base Salary. The Company shall pay to the Employee an initial base salary of $500,000 per annum (the “Base Salary”), less all applicable legal deductions and/or withholding. The Base Salary shall be payable in accordance with the Company’s policies in effect from time to time, but in any event no less frequently than monthly. The Base Salary shall be reviewed annually by the Human Resources Committee of the Board of Directors (the “Committee”) for possible increase (but not decrease); the Board of Directors may, in its sole discretion, choose to increase the Base Salary during the Employment Period. If the Base Salary is increased by the Company, such Base Salary then constitutes the Base Salary for all purposes of this Agreement.

(b)	Incentive Bonus. In addition to the Base Salary, during the Employment Period, the Employee may, in the sole discretion of the Board of Directors, be awarded an incentive bonus based upon the achievement of specific Company objectives as determined by the Company and the Employee and set forth in a separate written bonus plan (the “Bonus Plan”).

(c)	Equity Compensation. The Employee shall be entitled to participate in the equity compensation plans established from time to time by the Company on a basis no less favorable than any other senior officers of the Company.

(d)	As additional compensation for the Employee, the Company shall provide or maintain the medical and health insurance benefits on the same terms and conditions as are made available to all employees of the Company generally.

4.	Vacation. The Employee shall be entitled to a reasonable vacation(s) during each year of his employment under this Agreement.

5.	Reimbursement For Expenses; Working Space. The Company shall reimburse the Employee within 30 days of the submission of appropriate documentation, and in no event later than the last day of the calendar year following the year in which an expense was incurred, for all reasonable and necessary travel expenses and other disbursements incurred by him for or on behalf of the Company in the course and scope of his employment under this Agreement. Any reimbursement or in-kind benefits to be provided by the Company in one calendar year shall not affect the amount of reimbursements or in-kind benefits in any other calendar year and reimbursements or in-kind benefits may not be exchanged or liquidated for another benefit or payment. The Company shall furnish the Employee with offices, supplies, equipment and such other facilities and services as are suitable for performance of the Employee’s duties hereunder at the Company’s offices in Bermuda or provide an allowance sufficient to allow the Employee to obtain same.

6.	Termination of Agreement.

(a)	Death. This Agreement shall automatically terminate upon the death of the Employee.

(b)

Disability. If, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been substantially unable, either with or without reasonable accommodation, to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, the Employee shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate the Employee’s employment hereunder for “Disability,” and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. Any dispute between the Employee and the Company regarding whether the Employee has a Disability shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and

the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of the Agreement. The Employee acknowledges and agrees that a request by the Company for such a determination shall not be considered as evidence that the Company regarded the Employee as having a Disability.

(c)	Termination By Company For Cause. The Company may terminate this Agreement upon written notice to the Employee at any time for “Cause” in accordance with the procedures provided below.

(d)	For purposes of this Agreement, “Cause” shall mean:

(i)	the material breach of any provision of this Agreement by the Employee which has not been cured within five business (5) days after the Company provides notice of the breach to the Employee; provided, however, if the act or omission that is the subject of such notice is substantially similar to an act or omission with respect to which the Employee has previously received notice and an opportunity to cure, then no additional notice is required and this Agreement may be terminated immediately upon the Company’s election and written notice to the Employee;

(ii)	the entry of a plea of guilty or judgment entered after trial finding the Employee guilty of a crime punishable by imprisonment in excess of one year involving moral turpitude (meaning a crime that includes the commission of an act of gross dishonesty or bad morals);

(iii)	willfully engaging by the Employee in conduct that the Employee knows or reasonably should know is materially detrimental to the reputation, character or standing or otherwise injurious to the Company or any of its shareholders, direct or indirect subsidiaries and Affiliates, monetarily or otherwise;

(iv)	without limiting the generality of Section 6(c), the breach of any of the provisions of Sections 8 or 9; or

(v)	a ruling in any state or federal court or by an arbitration panel that the Employee has breached the provisions of a non-compete or non-disclosure agreement, or any similar agreement or understanding which would in any way limit, as determined by the Board of Directors of the Company, the Employee’s ability to perform under this Agreement now or in the future.

(e)	Termination By Company Without Cause. The Company may terminate this Agreement at any time, and for any reason, by providing at least thirty (30) days written notice to the Employee.

(f)	Termination By Employee With Good Reason. The Employee may terminate his employment with good reason anytime after the Employee has actual knowledge of the occurrence, without the written consent of the Employee, of one of the following events (each event being referred to herein as “Good Reason”):

(i)	(A) any change in the duties or responsibilities (including reporting responsibilities) of the Employee that is inconsistent in any adverse respect with the Employee’s position(s), duties, responsibilities or status with the Company immediately prior to such change (including any diminution of such duties or responsibilities) or (B) an adverse change in the Employee’s titles or offices with the Company;

(ii)	a reduction in the Employee’s Base Salary or bonus opportunity;

(iii)	the relocation of the Company’s principal executive offices from Bermuda;

(iv)	the failure of the Company to continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which the Employee is participating immediately prior to the date of this Agreement or the taking of any action by the Company which would adversely affect the Employee’s participation in or reduce the Employee’s benefits under any such plan, unless the Employee is permitted to participate in other plans providing the Employee with substantially equivalent benefits;

(v)	any refusal by the Company to continue to permit the Employee to engage in activities not directly related to the business of the Company which the Employee was permitted to engage in prior to the date of this Agreement;

(vi)	the Company’s failure to provide in all material respects the indemnification set forth in the Company’s Articles of Incorporation, By-Laws, or any other written agreement between the Employee and Company;

(vii)	a Change in Control of the Company;

(viii)	the failure of the Company to obtain the assumption agreement from any successor giving rise to a Change of Control as contemplated in Section 11(a);

(ix)	any other breach of a material provision of this Agreement by the Company.

For purposes of clauses (iv) through (vi) and (ix) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Employee shall not constitute Good Reason. The Employee’s right to terminate employment with Good Reason shall not be affected by the Employee’s incapacity due to mental or physical illness and the Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting cause.

(g)	Termination by the Employee. The Employee may terminate this Agreement and the Employee’s employment with the Company at any time, and for any reason, by providing at least thirty (30) days written notice to the Company.

(h)	For purposes of this Agreement, “Termination Date” shall mean the date on which the Employee’s employment hereunder terminates

7.	Effect of Termination. Upon the termination of this Agreement, no rights of the Employee which shall have accrued prior to the Termination Date, including any Base Salary accrued through the Termination Date and the right to receive any bonus that has been allocated or awarded to the Employee for a calendar year or other measuring period under the Bonus Plan that ends prior to the Termination Date but has not yet been paid (“Accrued Compensation and Benefits”), shall be affected in any way.

(a)	Upon Death or Disability of Employee.

During the Employment Period, if the Employee’s employment is terminated due to his death or Disability, the Employee’s estate or the Employee, as applicable, shall be entitled to receive (i) the Accrued Compensation and Benefits and (ii) any bonus Fully Earned (as herein defined); provided, however, the Employee’s estate or the Employee, as applicable, shall not be entitled to any other benefits (except as provided by law or separate agreement). For purposes of this Agreement, “Fully-Earned” shall mean that, for purposes of determining whether the Employee shall be entitled to an annual bonus which would otherwise have been payable, the Employee shall be treated as if the Employee had been employed through the last date of the regular period for determining whether or not a bonus is payable in the standard manner that all such employees are evaluated even though the Employee is no longer employed by the Company, and the Employee’s eligibility for an annual incentive bonus, if any, shall be determined accordingly and shall be paid at the normal time that such bonuses are paid to other employees participating in the Bonus Plan, but the date of such payment shall occur no later than March 15 following the year in which the performance period ends. Further, from the period beginning on the Termination Date through the eighteenth (18) month anniversary thereof, the Employee or, in the event of the Employee’s death, the Employee’s eligible dependents (including a surviving spouse), shall be entitled to continued participation in all health and medical plans or programs in which the Employee or such eligible dependents, as applicable, were participating on the Termination Date and, subject to Section 5, the Company agrees to continue paying the same portion of the premiums for such coverage as the Company paid for the Employee or eligible dependents immediately prior to the Termination Date.

(b)	By Company Without Cause; By Employee with Good Reason.

If this Agreement is terminated under Section 6(e) or (f) and such termination constitutes a “separation from service” within the meaning of Section 409A of the US Internal Revenue Code of 1986, as amended from time to time (the “Code”), and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”):

(i)	The Employee shall be entitled to receive the Accrued Compensation and Benefits, and

(ii)	The Employee shall be entitled to receive any bonus Fully Earned, and

(iii)	All unvested stock options and restricted stock grants previously awarded to the Employee by the Company shall remain in full force and effect as if no termination had occurred, and

(iv)

If a Change of Control (x) has not then occurred, the Company shall pay Employee an amount equal to his Base Salary, and (y) has then occurred (or is reasonably expected to occur), the Company shall pay Employee an amount equal to two times his Base Salary, which shall in either case, except as otherwise provided in Section 7(e), be payable in a single lump sum payment on the first day of the month coincident with or immediately after the sixtieth (60th) day following the Termination Date, and

(v)	The Employee shall be entitled to continued participation in all health and medical plans or programs in which the Employee was participating on the Termination Date and, subject to Section 5, the Company agrees to continue paying the same portion of the Employee’s premiums for such coverage as the Company paid for the Employee immediately prior to the Termination Date, until the earlier of (A) 18 months following the Termination Date and (B) the date the Employee obtains reasonably equivalent coverage and benefits under the plans and programs of a subsequent employer. Thereafter, if the Employee is eligible and wishes to continue the Employee’s continuation coverage, the Employee may continue such coverage, provided, however, the Employee shall be solely responsible for payment of the entire premium for such coverage, and

(vi)	It shall be a condition precedent of payment to the Employee of such payment and continued benefits pursuant to this Section 7(b) that the Employee execute a full and complete release of the Company, each of its subsidiaries, Affiliates and their respective past, present and future partners, officers, directors, employees, consultants, attorneys, agents and shareholders, in form and substance reasonably acceptable to the Company, of any claims the Employee may have against any of them, to the extent such claims arise from the Employee’s employment hereunder, and any revocation period with respect to such release have expired, prior to the sixtieth (60) day following the Termination Date, and

(vii)	The Employee shall no longer be bound by the prohibitions contained in Section 9(c) hereof prohibiting the Employee from engaging or having any interests in, directly or indirectly, a competitive business; provided, however, the Employee shall remain bound by the further prohibitions contained in Section 9(d), and

(viii)	Except as provided for in this Section 7(b), the Employee shall not have any rights which have not previously accrued upon termination of this Agreement.

(c)	By Company With Cause.

In the event the Company terminates the Employee’s employment for Cause, the Employee shall be entitled to receive any Accrued Compensation and Benefits, and he shall not be entitled to any other benefits (except as required by law).

(d)	Excise Taxes.

Notwithstanding any other provision of this Agreement, if any portion of the payments and benefits provided under Section 7 of this Agreement, either alone or together with other payments and benefits which the Employee receives or is then entitled to receive from the Company, or any successor (in the aggregate, “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the “Excise Tax”), then, except as otherwise provided in the next sentence, such Total Payments shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Employee would receive in the aggregate greater payments and benefits on an after tax basis if the Total Payments were not reduced pursuant to this Section 7(d), then no such reduction shall be made. For purposes of determining the after tax benefit to the Employee, the Employee’s estimated actual blended marginal rate of federal, state and local income taxation in the calendar year in which the Termination Date occurs shall be utilized. Such marginal rate shall be determined by taking into account (A) the estimated actual net effect on the marginal rate attributable to the deduction of state and local income taxes, (B) the phase out, if any, of itemized deductions, (C) the estimated actual net tax rate attributable to employment taxes, and (D) any other tax provision that in the judgment of the Independent Tax Counsel will actually affect the Employee’s estimated actual blended marginal tax rate. The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Counsel, provided that the Independent Tax Counsel shall reduce or eliminate, as the case may be, payments or benefits in the order that it determines will produce the required deduction in Total Payments with the least reduction in the after-tax economic value to the Employee of such payments. If the after-tax economic value of any payments is equivalent, such payments shall be reduced in the inverse order of when the payments would have been made to the Employee until the reduction specified herein is achieved. The Independent Tax Counsel shall provide its determination, together with detailed supporting calculations and documentation to the Company and the Employee within ten (10) days of the Termination Date. The determination of the Independent Tax Counsel under this Section 7(d) shall be final and binding on all parties hereto. For purposes of this Section 7(d), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Employee (the Employee’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company.

(e)	Six-Month Delay Under Section 409A.

Notwithstanding any provision in this Agreement to the contrary, if the Employee is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his “separation from service” (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by the Employee upon his separation from service would be considered a “deferral of compensation” within the meaning of Section 409A, then all such payments and benefits (other than payments qualifying as a short-term deferral under Treasury Regulation §1.409A-1(b)(4), or treated as not providing for a deferral of compensation under the separation pay provisions of Treasury Regulation §1.409A-1(b)(9)(iii) or § 1.409A-1(b)(9)(v)) that would otherwise be payable during the six-month period immediately following the Employee’s separation from service shall instead be paid or made available on the earlier of (i) the first business day after the date that is six months following the Employee’s separation from service or (ii) the date of the Employee’s death. For purposes of this Agreement, each payment under this Agreement shall be considered a “separate payment” and not as part of a series of payments for purposes of Section 409A.

8.	Confidential Information.

(a)	The Company shall disclose to the Employee, or place the Employee in a position to have access to or develop, trade secrets or confidential information of Company or its Affiliates; and/or shall entrust the Employee with business opportunities of Company or its Affiliates; and/or shall place the Employee in a position to develop business good will on behalf of Company or its Affiliates.

(b)	The Employee acknowledges that in his employment hereunder he occupies a position of trust and confidence and agrees that he will treat as confidential and will not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for his own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company or its Affiliates, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the Company, or information which is disclosed to the Employee or in any acquired by him during the Employment Period, or any information concerning the present or future business, processes, or methods of operation of the Company or its Affiliates, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent the Employee hereby agrees, to restrict him from disseminating or using for his own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public.

(c)	The confidentiality obligations set forth in (a) and (b) of this Section 8 shall apply during the Employee’s employment with the Company and for a period of three years following the Termination Date.

(d)	All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by the Employee, individually or in conjunction with others, during the Employee’s employment with Company (whether during business hours or otherwise and whether on the premises of the Company or one of its Affiliate or otherwise) that relate to the business, products or services of the Company or any of its Affiliates shall be disclosed to the Board of Directors and are and shall be the sole and exclusive property of the Company or such Affiliate. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company. Upon termination of the Employee’s employment by the Company, for any reason, the Employee promptly shall deliver the same, and all copies thereof, to the Company.

(e)	If, during the Employee’s employment by the Company, the Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by the Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by the Employee in the scope of the Employee’s employment.

9.	Restrictive Covenants

(a)	For the purposes of this Section, the following words have the following meanings:

(i)	“Company Services” means any services (including but not limited to technical and product support, technical advice, underwriting and customer services) supplied by the Company or its Affiliates in the specialty property and/or casualty insurance business.

(ii)	“Confidential Information” has the meaning ascribed thereto in Section 8.

(iii)	“Customer” means any person or firm or company or other organization whatsoever to whom or which the Company supplied Company Services during the Restricted Period and with whom or which, during the Restricted Period:

(1)	the Employee had material personal dealings pursuant to his employment; or

(2)	any employee who was under the direct or indirect supervision of the Employee had material personal dealings pursuant to their employment.

(iv)	“Prospective Customer” means any person or firm or company or other organization whatsoever with whom or which the Company or its Affiliates shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services during the Restricted Period and with whom or which during such period:

(1)	the Employee shall have had material personal dealings pursuant to his employment; or

(2)	any employee who was under the direct or indirect supervision of the Employee shall have had material personal dealings pursuant to their employment; or

(3)	the Employee was directly responsible in a client management capacity on behalf of the Company.

(v)	“Restricted Area” means:

(1)	Bermuda; or

(2)	any geographic area in which the Company or Affiliates provided Restricted Services and for which the Employee was responsible in the 12 months preceding the date of the Employee’s termination of employment by the Company.

(vi)	“Restricted Employee” means any person who on the date of the Employee’s termination of employment by the Company was at the level of director, manager, underwriter or salesperson with whom the Employee had material contact or dealings in the course of his Employment during the Restricted Period.

(vii)	“Restricted Period” means the period of 12 months following the last day of the Employee’s employment with the Company.

(viii)	“Restricted Services” means Company Services or any services of the same or of a similar kind.

(b)	The Employee recognizes that, while performing his duties for the Company, he will have access to and come into contact with trade secrets and confidential information belonging to the Company and its Affiliates and will obtain personal knowledge of and influence over its or their customers and/or employees. The Employee therefore agrees that the restrictions set out in this Section are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates both during and after the termination of his employment.

(c)	The Employee hereby undertakes with the Company that he will not during his employment with the Company and for the period of twelve months after he ceases to be employed by the Company whether by himself through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organization, directly or indirectly:

(i)	in competition with the Company or its Affiliates within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, underwriting, distributing, selling, supplying or otherwise dealing with Restricted Services; or

(ii)	in competition with the Company or its Affiliates, accept orders or facilitate the acceptance of any orders or have any business dealings for Restricted Services from any Customer or Prospective Customer; or

(iii)	employ or otherwise engage in the business of or be personally involved to a material extent in employing or otherwise engaging in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Services, any person who was during the Restricted Period employed or otherwise engaged by the Company and who by reason of such employment or engagement is reasonably likely to be in possession of any trade secrets or Confidential Information relating to the business of the Company.

(d)	The Employee hereby undertakes with the Company that he shall not during his employment with the Company and for the period of 12 months after he ceases to be employed by the Company without the prior written consent of the Company whether by himself through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organization directly or indirectly:

(i)	in competition with the Company, solicit business from or endeavour to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Services;

(ii)	solicit or induce or endeavour to solicit or induce any Restricted Employee to cease working for or providing services to the Company, or hire, directly or indirectly, any Restricted Employee, in either case, whether or not any such person would thereby commit a breach of contract.

(e)	The benefit of Sections 9(c) and 9(d) shall be held on trust by the Company for each of its Affiliates and the Company reserves the right to assign the benefit of such provisions to any of its Affiliates, in addition such provisions also apply as though there were substituted for references to “the Company” references to each of its Affiliates in relation to which the Employee has in the course of his duties for the Company or by reason of rendering services to or holding office in such Affiliate:

(i)	acquired knowledge of its trade secrets or Confidential Information; or

(ii)	had material personal dealings with its Customers or Prospective Customers; or

(iii)

supervised directly or indirectly employees having material personal dealings with its Customers or Prospective Customers but so that references in Section 9 to “the Company” shall for this purpose be deemed to be replaced by references to the relevant Affiliate. The obligations undertaken by the Employee pursuant to this Section 9(e) shall, with respect to each Affiliate of the Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favor of any other Affiliate or the Company.

(f)	While the restrictions in this Section 9 (on which the Employee has had the opportunity to take independent advice, as the Employee hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or its Affiliates but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

10.	Remedies for Breach. In addition to the rights and remedies provided in Section 6, and without waiving the same if the Employee breaches, or threatens to breach, any of the provisions of Sections 8 or 9, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

(a)	The right and remedy to have such provisions specifically enforced by any court having equity jurisdiction. The Employee specifically acknowledges and agrees that any breach or threatened breach of the provisions of Sections 8 or 9 hereof will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such injunction shall be available without the posting of any bond or other security. If the Employee is determined to have breached any provision of Sections 8 or 9 the court or arbitrators shall extend the effect of the non-competition provisions for an amount of time equal to the time the Employee was in breach thereof.

(b)	The right to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received by the Employee as a result of any transactions constituting a breach of any of the provisions of Sections 8 or 9.

(c)	Upon discovery by the Company of a breach or threatened breach of Sections 8 or 9, the right to immediately suspend payments to the Employee under Section 3 or 7(b) pending a resolution of the dispute.

(d)	The right to terminate the Employee’s employment pursuant to Section 6.

11.	Change Of Control.

(a)	For purposes of this Agreement, a “Change of Control” shall be deemed to occur if:

(i)

Any Person, other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, or 50% or more of the then outstanding common stock of the Company, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Company described in (ii) below.

(ii)	There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, except if: (A) the merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) the merger or consolidation is effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(iii)	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(iv)	During any one year period, individuals who at the beginning of the period constitute the Board of Directors of the Company cease for any reason to constitute a majority of the Board of Directors.

(b)	For purposes of this Section 11:

(i)	The term “Person” shall have the meaning given in Section 3(a)(9) of the 1934 Act as modified and used in Sections 13(d) and 14(d) of the 1934 Act.

(ii)	The term “Beneficial Owner” shall have the meaning provided in Rule 13d-3 under the 1934 Act.

(iii)	The term “Affiliate” means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a “person”), any other person that directly or indirectly controls or is controlled by or under common control with such person. For the purposes of this definition, “control” when used with respect to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated”, “controlling” and “controlled” have meanings correlated to the foregoing.

12.	Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the provisions hereof shall enure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by the Employee and the Company.

13.	Notices. Any notice required or permitted to be given to the Employee pursuant to this Agreement shall be sufficiently given if sent to the Employee by registered or certified mail addressed to the Employee at 110 Pitts Bay Road, Pembroke HM 08 Bermuda, or at such other address as he shall designate by notice to the Company, and any notice required or permitted to be given to the Company pursuant to this Agreement shall be sufficiently given if sent to the Company by registered or certified mail addressed to it at 110 Pitts Bay Road, Pembroke HM 08 Bermuda, or at such other address as it shall designate by notice to the Employee.

14.	Invalid Provisions. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the enforceability of any other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

15.	Amendments To The Agreement. This Agreement may only be amended in writing by an agreement executed by both parties hereto.

16.	Entire Agreement. This Agreement supersedes any and all prior agreements, oral or written, and negotiations between said parties regarding the subject matter contained herein. The parties further agree that this Agreement shall supersede and replace in its entirety the Executive Employment Agreement, dated May 13, 2008 between the Employee and the Company.

17.	Applicable Law and Venue. This Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Texas; with venue of any lawsuit between the parties in Bexar County, Texas.

18.	No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.	Severability. If a Court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or unenforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.

21.	Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and any and all other normal employee deductions made with respect to the Company’s employees generally.

22.	Section 409A and Section 457A of the Code. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A and Section 457A of the Code. This Agreement shall be construed in a manner to give effect to such intention.

23.	Clawback. Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Employee receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

[signatures on following page]

In witness whereof, the parties hereto have executed this Agreement as of the day and year above written.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By:	/s/ Mark E. Watson III
Mark E. Watson III
President & Chief Executive Officer
Argo Group International Holdings, Ltd.

EMPLOYEE

/s/ Jay S. Bullock
Jay S. Bullock